Exhibit 99(d)(3)

LIMITED GUARANTEE

Limited Guarantee, dated as of January 7, 2007 (this “Limited Guarantee”), by Welsh, Carson, Anderson & Stowe X, L.P., a Delaware limited partnership (the “Guarantor”), in favor of United Surgical Partners International, Inc., a Delaware corporation (the “Guaranteed Party”).

1.             LIMITED GUARANTEE.  To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of January 7, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), by and among UNCN Holdings, Inc., a Delaware corporation (“Parent”), UNCN Acquisition Corp., a Delaware corporation (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the due and punctual performance and discharge of all of the payment obligations of Parent under the last sentence of Section 5.3(a), Section 5.3(c), the first and second sentences of Section 5.3(f) and the second sentence of Section 5.6(b) of the Merger Agreement (the “Obligations”); provided that in no event shall the Guarantor’s liability under this Guarantee exceed an amount equal to $42,500,000 (the “Cap”), it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap.  In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the unpaid Obligations (subject to the Cap), regardless of whether action is brought against Parent or whether Parent is joined in any such action or actions.

2.             NATURE OF GUARANTEE.  The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made.  This is an unconditional limited guarantee of payment and not of collectibility.

3.             CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.  The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Sub or any other Person liable for any of the Obligations for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent or Merger Sub or any other Person liable for any of the Obligations without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee.  The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the

Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or any other Person liable for any of the Obligations; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent or Merger Sub or any other Person liable for any of the Obligations; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub or any other Person liable for any of the Obligations; (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations.  To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party.  The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent, Merger Sub and Ropes & Gray LLP in accordance with Section 8.3 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its Subsidiaries, defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee).  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its affiliates not to institute, any litigation or bring any claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any of its former, current or future directors, officers, agents, affiliates (other than Parent or Merger Sub) or employees, or against any of the former, current or future general or limited partners, members, managers or stockholders of the Guarantor or any affiliate thereof or against any former, current or future directors, officers, agents, affiliates (other than Parent or Merger Sub), general or limited partners, members, managers or stockholders of any of the foregoing, or against any former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, except for claims against the Guarantor under this Limited Guarantee and claims against Parent or Merger Sub, and the Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceedings asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).  The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in cash.  If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising.  Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent is relieved of or discharges its obligations under the last sentence of Section 5.3(a), Section 5.3(c), the first and second sentences of Section 5.3(f) and the second sentence of Section 5.6(b) of the Merger Agreement, the Guarantor shall be similarly relieved of its obligations under this Limited Guarantee.

4.             NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5.             REPRESENTATIONS AND WARRANTIES.  The Guarantor hereby represents and warrants that:

(a)           the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b)           all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c)           this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)           the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.             NO ASSIGNMENT.  Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party).

7.             NOTICES.  All notices and other communications hereunder shall be in writing in the English language and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt of transmittal is confirmed.  All notices hereunder shall be delivered as set forth below or to such other Person or address or facsimile number as a party shall specify by notice in writing to the other party:

(i)                                     if to the Guaranteed Party, to it at:

United Surgical Partners International, Inc.
15305 Dallas Parkway, Suite 1600
Addison, Texas 75001
Attention: Chief Executive Officer and

General Counsel
Fax: (972) 267-0084 and (972) 767-0604

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gary I. Horowitz, Esq.

Ed Chung, Esq.

Fax: (212) 455-2502

(ii)                                  if to the Guarantor, to it at:

Welsh, Carson, Anderson & Stowe X, L.P.

c/o Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, New York 10022-6815

Attention: D. Scott Mackesy

Fax: (212) 893-9566

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

45 Rockefeller Plaza

New York, New York 10111

Attention: Othon A. Prounis, Esq.

Fax: (212) 841-5725

8.             CONTINUING GUARANTEE.  This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until all of the Obligations are satisfied in full.  Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties or under circumstances in which Parent would not be obligated to make any payments under the last sentence of Section 5.3(a), Section 5.3(c), the first and second sentences of Section 5.3(f) or the second sentence of Section 5.6(b) of the Merger Agreement and (iii) the first anniversary of any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would be obligated to make any payments under Section 5.3(c) if the Guaranteed Party has not presented a claim for payment of any Obligation to Parent or the Guarantor by such first anniversary.  Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any affiliates of the Guarantor with respect to the transactions contemplated by the Merger Agreement other than the liability of the Guarantor under this Limited Guarantee (as limited by the provisions of Section 1), then (i) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (iii) neither the Guarantor nor any affiliate of any Guarantor shall have any liability to the Guaranteed Party with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee; provided, however, that if the Guarantor asserts in any litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), then, to the extent the Guaranteed Party prevails in such litigation or other proceeding, the Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the guaranteed Party in connection with such litigation or other proceeding.

9.             NO RECOURSE.  The Guaranteed Party by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Guarantor shall have any obligation hereunder and that no recourse hereunder or relating hereto shall be had against any former, current or future director, officer, agent, affiliate (other than Parent or Merger Sub) or employee of the Guarantor, against any former, current or future general or limited partner, member, manager or stockholder of the Guarantor or any affiliate thereof or against any former, current or future director, officer, agent, affiliate (other than Parent or Merger Sub), employee, general or limited partner, member, manager or stockholder of any of the foregoing, or against any former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law (provided that the foregoing does not limit claims against Parent or Merger Sub).  The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets and that no funds are expected to be contributed to Parent or Merger Sub unless the Closing occurs.  The Guaranteed Party further agrees that neither it nor any of its affiliates have any right of recovery against the Guarantor or any of its former, current or future directors, officers, agents, affiliates (other than Parent or Merger Sub), general or limited partners, members, managers or stockholders, or against any former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, through Parent or Merger Sub or otherwise, whether by piercing of the corporate veil, by a claim on behalf of Parent or Merger Sub against the Guarantor or Parent’s stockholders or affiliates, or otherwise, except for the rights under the Merger Agreement and this Limited Guarantee against Parent, Merger Sub and the Guarantor.  Recourse against the Guarantor under this Limited Guarantee shall be the exclusive remedy of the Guaranteed Party and its affiliates against the Guarantor and any of its former, current or future directors, officers, agents, affiliates (other than Parent or Merger Sub), general or limited partners, members, managers or stockholders, or against any former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby.  The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or hereby against the Guarantor or any of its former, current or future directors, officers, agents, affiliates (other than Parent or Merger Sub), general or limited partners, members, managers or stockholders except for claims against the Guarantor under this Limited Guarantee.  Other than the Persons described in the first sentence of this Section 9, nothing set forth in this Limited Guarantee shall affect or be construed to confer or give any Person other than the Guarantor and the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person.

10.           GOVERNING LAW.  This Limited Guarantee and any dispute arising hereunder or relating hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws that would cause the application of the laws of any other jurisdiction.  Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction and venue of any state or federal court sitting in the Borough of Manhattan of The City of New York in the event of any dispute arising out of or related to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any litigation or assert any claim arising out of or relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee in any court other than such courts sitting in the Borough of Manhattan of The City of New York.

11.           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.           COUNTERPARTS.  This Limited Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

13.           AMENDMENTS.  This Limited Guarantee may be amended, modified or supplemented, only by written agreement of the Guaranteed Party and the Guarantor.  This Limited Guarantee, together with the Merger Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

14.           HEADINGS.  The headings contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its representative thereunto duly authorized.

WELSH, CARSON, ANDERSON & STOWE X, L.P.

By:	WCAS X ASSOCIATES LLC,
its General Partner

By:	/s/ D. Scott Mackesy
Name: D. Scott Mackesy
Title: Managing Member

Accepted and agreed to as of
the date first above written:

UNCN HOLDINGS, INC.

By:	/s/ D. Scott Mackesy
Name:
Title:

[Limited Guarantee Signature Page]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.

By:	/s/ William H. Wilcox
Name: William H. Wilcox
Title: President and CEO

[Limited Guarantee Signature Page]